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                                                                       EXHIBIT 5



                       [BAKER & HOSTETLER LLP LETTERHEAD]



                                 January 3, 2002



Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122

Ladies and Gentlemen:

         We have acted as counsel to Developers Diversified Realty Corporation, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-11 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 2,800,000 Common Shares, without par value (the "Common Shares"), of the Company.

         In connection with the foregoing, we have examined: (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Code of Regulations of the Company, (c) the Registration Statement, including all amendments thereto, with the prospectus deemed included therein, in the form in which it was transmitted to the Securities and Exchange Commission under the Act, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that the Common Shares, when sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations thereunder.

                                        Very truly yours,



                                        /s/ Baker & Hostetler LLP